The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Third-Quarter 2016 Results

Cincinnati, October 25, 2016 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Third-quarter 2016 net income of $180 million, or $1.08 per share, compared with $174 million, or $1.05 per share, in the third quarter of 2015.

•	$29 million decrease in operating income* to $143 million, or 86 cents per share, down from $172 million, or $1.04 per share, in the third quarter of last year.

•
$6 million increase in third-quarter 2016 net income, reflecting the after-tax net effect of two primary items: a $35 million increase in net realized investment gains; partially offset by an increase of $19 million in catastrophe losses.

•	$43.24 book value per share at September 30, 2016, a record-high amount and up $4.04 or 10 percent since December 31, 2015.

•	14.0 percent value creation ratio for the first nine months of 2016, compared with zero percent for the same period of 2015.

Financial Highlights

(Dollars in millions except per share data)	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Revenue Data
Earned premiums	$1,191	$1,127	6	$3,518	$3,332	6
Investment income, net of expenses	148	143	3	442	422	5
Total revenues	1,402	1,278	10	4,137	3,879	7
Income Statement Data
Net income	$180	$174	3	$491	$478	3
Realized investment gains, net	37	2	nm	105	71	48
Operating income*	$143	$172	(17)	$386	$407	(5)
Per Share Data (diluted)
Net income	$1.08	$1.05	3	$2.95	$2.89	2
Realized investment gains, net	0.22	0.01	nm	0.63	0.43	47
Operating income*	$0.86	$1.04	(17)	$2.32	$2.46	(6)

Book value				$43.24	$38.77	12
Cash dividend declared	$0.48	$0.46	4	$1.44	$1.38	4
Diluted weighted average shares outstanding	166.8	165.5	1	166.5	165.5	1

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 3Q16 Release 1

Insurance Operations Third-Quarter Highlights

•	92.4 percent third-quarter 2016 property casualty combined ratio, up from 87.8 percent for third-quarter 2015.

•	7 percent growth in third-quarter net written premiums, reflecting price increases and premium growth initiatives.

•
$149 million third-quarter 2016 property casualty new business written premiums, up 8 percent. Agencies appointed since the beginning of 2015 contributed $10 million or 7 percent of total new business written premiums.

•	14 percent growth in third-quarter life insurance earned premiums, with steady progress in life insurance operations and financial contribution.
Investment and Balance Sheet Highlights

•	3 percent or $5 million increase in third-quarter 2016 pretax investment income, including 5 percent growth for stock portfolio dividends and 3 percent growth for bond interest income.

•	Three-month increase of 1 percent in fair value of total investments at September 30, 2016, including a 1 percent increase for both the stock portfolio and the bond portfolio.

•	$2.128 billion parent company cash and marketable securities at September 30, 2016, up 22 percent from year-end 2015.

Maintaining Investment Income Growth
Steven J. Johnston, president and chief executive officer, commented: “Net income for both the third quarter and the first nine months of 2016 increased 3 percent. Steady cash flow from our insurance operations allowed us to purchase additional securities. Those additional purchases contributed to a 5 percent third-quarter increase in dividend income from our high-quality stock investments and a 3 percent increase in interest income from our bond portfolio.”

Producing Stable Property Casualty Results
“Higher catastrophe losses continued in the third quarter of this year. Weather-related natural catastrophes for accident year 2016 accounted for 4.7 points of our 92.4 percent quarterly combined ratio and 7.8 points of our 94.4 percent nine-month combined ratio.

“We continue to benefit from our consistent reserving philosophy. Favorable reserve development of 4.6 points for the first nine months is within 0.2 points of last year’s nine-month favorable reserve development of 4.4 points.

“To evaluate our current progress on our major profitability initiatives, we look at our core underwriting results as measured by our nine-month combined ratio before catastrophe losses and before reserve development for prior accident years. At 91.2 percent, that ratio improved 0.6 points compared with the same period last year.”

Growing As Expected
“Consolidated property casualty net written premiums increased 6 percent to $3.5 billion for the first nine months of 2016 compared with the first nine months of 2015. New agency appointments, continued refinements in pricing precision and policy segmentation, along with our expansion into high net worth personal lines business and assumed reinsurance are cumulatively keeping our growth in line with our expectations.

“In the first nine months of 2016, new business written premiums from our agencies’ high net worth clients totaled approximately $21 million. As our relationships with recently appointed agencies that focus on high net worth accounts continue to mature, we’re confident that we’ll reach our 2016 goal of $25 million in new high net worth business.

“The reinsurance market has responded favorably to our financial strength and relationship-based model, and our experienced reinsurance team continues to write new business as planned. Cincinnati Re contributed 2 percentage points to our overall premium growth for the year.”

Delivering Steady Value for Shareholders
“At September 30, our book value again reached a record high, increasing 10 percent since December 31, 2015, to $43.24. Consolidated cash and total investments again topped $16 billion. Our ample capital allows us to execute on our long-term strategies and, at the same time, continue to pay dividends to shareholders.

“Our value creation ratio, which considers the dividends we pay as well as growth in book value, was 14 percent for the first nine months - and is on a pace to meet our 10 percent to 13 percent average annual target for this measure.”

CINF 3Q16 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$1,133	$1,076	5	$3,343	$3,176	5
Fee revenues	3	2	50	7	6	17
Total revenues	1,136	1,078	5	3,350	3,182	5

Loss and loss expenses	690	613	13	2,110	1,956	8
Underwriting expenses	356	332	7	1,044	983	6
Underwriting profit	$90	$133	(32)	$196	$243	(19)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	61.0%	56.9%	4.1	63.1%	61.5%	1.6
Underwriting expenses	31.4	30.9	0.5	31.3	31.0	0.3
Combined ratio	92.4%	87.8%	4.6	94.4%	92.5%	1.9

			% Change			% Change
Agency renewal written premiums	$1,036	$999	4	$3,121	$3,000	4
Agency new business written premiums	149	138	8	417	392	6
Cincinnati Re net written premiums	21	—	nm	56	—	nm
Other written premiums	(31)	(39)	21	(78)	(86)	9
Net written premiums	$1,175	$1,098	7	$3,516	$3,306	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	59.8%	58.7%	1.1	59.9%	60.8%	(0.9)
Current accident year catastrophe losses	4.7	2.6	2.1	7.8	5.1	2.7
Prior accident years before catastrophe losses	(3.7)	(4.3)	0.6	(4.4)	(4.0)	(0.4)
Prior accident years catastrophe losses	0.2	(0.1)	0.3	(0.2)	(0.4)	0.2
Loss and loss expense ratio	61.0%	56.9%	4.1	63.1%	61.5%	1.6

Current accident year combined ratio before catastrophe losses	91.2%	89.6%	1.6	91.2%	91.8%	(0.6)

•
$77 million or 7 percent growth of third-quarter 2016 property casualty net written premiums and nine-month growth of 6 percent, with Cincinnati Re contributing 2 percentage points for each respective period. The increase also reflected other growth initiatives, price increases and a higher level of insured exposures.

•	$11 million or 8 percent increase in third-quarter 2016 new business premiums written by agencies and nine-month growth of 6 percent, primarily due to contributions from new agency appointments.

•
1,592 agency relationships in 2,059 reporting locations marketing property casualty insurance products at September 30, 2016, compared with 1,526 agency relationships in 1,956 reporting locations at year-end 2015. During the first nine months of 2016, 60 new agency appointments were made for agencies that offer most or all of our property casualty insurance products.

•	4.6 and 1.9 percentage-point third-quarter and nine-month 2016 combined ratio increases, including increases of 2.4 and 2.9 points for losses from natural catastrophes.

•	3.5 percentage-point third-quarter 2016 benefit from favorable prior accident year reserve development of $40 million, compared with 4.4 points or $48 million for third-quarter 2015.

•	4.6 percentage-point nine-month 2016 benefit from favorable prior accident year reserve development, compared with 4.4 points for the 2015 period.

•
0.9 percentage-point improvement, to 59.9 percent, for the nine-month 2016 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 0.5 points in the ratio for current accident year losses of $1 million or more per claim.

•
0.3 percentage-point increase in the nine-month 2016 underwriting expense ratio, as higher earned premiums and ongoing expense management efforts were slightly offset by strategic investments that include enhancement of underwriting expertise.

CINF 3Q16 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$779	$757	3	$2,310	$2,235	3
Fee revenues	1	1	0	3	3	0
Total revenues	780	758	3	2,313	2,238	3

Loss and loss expenses	456	398	15	1,425	1,289	11
Underwriting expenses	252	239	5	740	705	5
Underwriting profit	$72	$121	(40)	$148	$244	(39)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	58.5%	52.4%	6.1	61.7%	57.6%	4.1
Underwriting expenses	32.3	31.6	0.7	32.0	31.6	0.4
Combined ratio	90.8%	84.0%	6.8	93.7%	89.2%	4.5

			% Change			% Change
Agency renewal written premiums	$698	$678	3	$2,174	$2,107	3
Agency new business written premiums	101	96	5	281	268	5
Other written premiums	(22)	(31)	29	(54)	(62)	13
Net written premiums	$777	$743	5	$2,401	$2,313	4

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	59.1%	56.6%	2.5	58.7%	58.8%	(0.1)
Current accident year catastrophe losses	3.5	1.5	2.0	8.1	4.2	3.9
Prior accident years before catastrophe losses	(4.5)	(5.6)	1.1	(5.0)	(5.0)	0.0
Prior accident years catastrophe losses	0.4	(0.1)	0.5	(0.1)	(0.4)	0.3
Loss and loss expense ratio	58.5%	52.4%	6.1	61.7%	57.6%	4.1

Current accident year combined ratio before catastrophe losses	91.4%	88.2%	3.2	90.7%	90.4%	0.3

•	$34 million or 5 percent increase in third-quarter 2016 commercial lines net written premiums, driven by higher renewal written premiums. Four percent increase in nine-month net written premiums.

•	$20 million or 3 percent rise in third-quarter renewal written premiums with commercial lines renewal pricing increases averaging in the low-single-digit percent range.

•	$5 million or 5 percent increase in third-quarter 2016 new business written by agencies. The nine-month increase was also 5 percent, with growth in each major commercial line of business.

•	6.8 and 4.5 percentage-point increase in third-quarter and nine-month 2016 combined ratio, including increases of 2.5 and 4.2 points for losses from natural catastrophes.

•	4.1 percentage-point third-quarter 2016 benefit from favorable prior accident year reserve development of $31 million, compared with 5.7 points or $43 million for third-quarter 2015.

•	5.1 percentage-point nine-month 2016 benefit from favorable prior accident year reserve development, compared with a nine-month 2015 benefit of 5.4 points.

•
0.1 percentage-point improvement, to 58.7 percent, for the nine-month 2016 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 1.8 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 3Q16 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$293	$277	6	$864	$817	6
Fee revenues	1	1	0	3	2	50
Total revenues	294	278	6	867	819	6

Loss and loss expenses	217	198	10	614	605	1
Underwriting expenses	85	82	4	253	244	4
Underwriting loss	$(8)	$(2)	300	$—	$(30)	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	74.2%	71.5%	2.7	71.1%	74.0%	(2.9)
Underwriting expenses	29.2	29.4	(0.2)	29.3	29.8	(0.5)
Combined ratio	103.4%	100.9%	2.5	100.4%	103.8%	(3.4)

			% Change			% Change
Agency renewal written premiums	$303	$288	5	$841	$796	6
Agency new business written premiums	32	30	7	91	84	8
Other written premiums	(6)	(6)	0	(17)	(18)	6
Net written premiums	$329	$312	5	$915	$862	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	63.7%	64.9%	(1.2)	63.2%	65.8%	(2.6)
Current accident year catastrophe losses	8.9	5.7	3.2	8.3	8.0	0.3
Prior accident years before catastrophe losses	2.1	1.0	1.1	(0.1)	0.5	(0.6)
Prior accident years catastrophe losses	(0.5)	(0.1)	(0.4)	(0.3)	(0.3)	0.0
Loss and loss expense ratio	74.2%	71.5%	2.7	71.1%	74.0%	(2.9)

Current accident year combined ratio before catastrophe losses	92.9%	94.3%	(1.4)	92.5%	95.6%	(3.1)

•
$17 million or 5 percent increase in third-quarter 2016 personal lines net written premiums, including growth in new business and higher renewal written premiums that benefited from rate increases. Six percent increase in nine-month net written premiums.

•
$2 million or 7 percent growth in third-quarter new business written by agencies, with a nine-month growth rate of 8 percent. The growth was driven by expanding our share of business from agencies’ high net worth clients, including an increase of approximately $9 million during the first nine months of 2016.

•
2.5 percentage-point increase in the third-quarter 2016 combined ratio and a 3.4 percentage-point decrease for the nine-month period, including increases of 2.8 and 0.3 points for losses from natural catastrophes.

•	1.6 percentage-point third-quarter 2016 unfavorable prior accident year reserve development of $4 million, compared with an unfavorable 0.9 points from $2 million for third-quarter 2015.

•	0.4 percentage-point nine-month 2016 benefit from favorable prior accident year reserve development, compared with a nine-month 2015 unfavorable effect of 0.2 points.

•
2.6 percentage-point improvement, to 63.2 percent, for the nine-month 2016 ratio of current accident year losses and loss expenses before catastrophes, reflecting a decrease of 2.7 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 3Q16 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$48	$42	14	$136	$124	10
Fee revenues	1	—	nm	1	1	0
Total revenues	49	42	17	137	125	10

Loss and loss expenses	15	17	(12)	55	62	(11)
Underwriting expenses	14	11	27	40	34	18
Underwriting profit	$20	$14	43	$42	$29	45

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	31.9%	41.9%	(10.0)	40.5%	50.1%	(9.6)
Underwriting expenses	29.4	28.0	1.4	29.4	27.8	1.6
Combined ratio	61.3%	69.9%	(8.6)	69.9%	77.9%	(8.0)

			% Change			% Change
Agency renewal written premiums	$35	$33	6	$106	$97	9
Agency new business written premiums	16	12	33	45	40	13
Other written premiums	(3)	(2)	(50)	(7)	(6)	(17)
Net written premiums	$48	$43	12	$144	$131	10

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	57.2%	56.9%	0.3	58.9%	65.9%	(7.0)
Current accident year catastrophe losses	0.2	0.3	(0.1)	1.3	0.7	0.6
Prior accident years before catastrophe losses	(25.5)	(15.4)	(10.1)	(19.6)	(16.4)	(3.2)
Prior accident years catastrophe losses	0.0	0.1	(0.1)	(0.1)	(0.1)	0.0
Loss and loss expense ratio	31.9%	41.9%	(10.0)	40.5%	50.1%	(9.6)

Current accident year combined ratio before catastrophe losses	86.6%	84.9%	1.7	88.3%	93.7%	(5.4)

•
$5 million or 12 percent increase in third-quarter 2016 excess and surplus lines net written premiums, in part reflecting higher renewal written premiums that benefited from rate increases averaging near the high end of the low-single-digit range. Ten percent increase in nine-month net written premiums.

•
$4 million or 33 percent increase in third-quarter new business written by agencies, raising the nine-month growth rate to 13 percent and reflecting an increase in marketing efforts while continuing to carefully underwrite each policy.

•
8.6 percentage-point third-quarter 2016 combined ratio improvement, driven by more favorable prior accident year reserve development. For the nine-month 2016 period, the combined ratio improved 8.0 percentage points, primarily due to a lower ratio for current accident year loss experience before catastrophe losses.

•	25.5 percentage-point third-quarter 2016 benefit from favorable prior accident year reserve development of $12 million, compared with 15.3 points or $7 million for third-quarter 2015.

•	19.7 percentage-point nine-month 2016 benefit from favorable prior accident year reserve development, compared with a nine-month 2015 benefit of 16.5 points.

•
7.0 percentage-point improvement, to 58.9 percent, for the nine-month 2016 ratio of current accident year losses and loss expenses before catastrophes, including a decrease of 0.2 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 3Q16 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Term life insurance	$37	$34	9	$112	$103	9
Universal life insurance	13	9	44	34	28	21
Other life insurance, annuity, and disability income products	8	8	0	29	25	16
Earned premiums	58	51	14	175	156	12
Investment income, net of expenses	40	38	5	117	112	4
Realized investment gains, net	3	(1)	nm	4	1	300
Fee revenues	2	2	0	4	4	0
Total revenues	103	90	14	300	273	10
Contract holders’ benefits incurred	63	57	11	188	175	7
Underwriting expenses incurred	24	16	50	62	50	24
Total benefits and expenses	87	73	19	250	225	11
Net income before income tax	16	17	(6)	50	48	4
Income tax	6	6	0	18	17	6
Net income of the life insurance subsidiary	$10	$11	(9)	$32	$31	3

•
$7 million or 14 percent increase in third-quarter 2016 earned premiums, including a 9 percent increase for term life insurance, our largest life insurance product line. The nine-month 2016 growth rate for term life matched third-quarter.

•	$1 million improvement in nine-month 2016 life insurance subsidiary net income, primarily due to revenue growth for both earned premiums and investment income.

•
$106 million or 12 percent nine-month 2016 increase to $979 million in GAAP shareholders’ equity for the life insurance subsidiary, largely reflecting an increase in fair value of the fixed-maturity portfolio due to the effects of lower interest rates.

CINF 3Q16 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Investment income, net of expenses	$148	$143	3	$442	$422	5
Investment interest credited to contract holders’	(23)	(21)	(10)	(67)	(64)	(5)
Realized investment gains, net	56	3	nm	161	110	46
Investments profit	$181	$125	45	$536	$468	15

Investment income:
Interest	$111	$108	3	$330	$319	3
Dividends	39	37	5	117	108	8
Other	1	1	0	2	2	0
Less investment expenses	3	3	0	7	7	0
Investment income, pretax	148	143	3	442	422	5
Less income taxes	35	34	3	105	100	5
Total investment income, after-tax	$113	$109	4	$337	$322	5

Investment returns:
Effective tax rate	23.9%	23.7%		23.8%	23.7%
Average invested assets plus cash and cash equivalents	$15,564	$14,498		$15,192	$14,399
Average yield pretax	3.80%	3.95%		3.88%	3.91%
Average yield after-tax	2.90	3.01		2.96	2.98
Fixed-maturity returns:
Effective tax rate	27.3%	27.1%		27.3%	27.1%
Average amortized cost	$9,588	$9,347		$9,491	$9,133
Average yield pretax	4.63%	4.62%		4.64%	4.66%
Average yield after-tax	3.37	3.37		3.37	3.40

•	$5 million or 3 percent rise in third-quarter 2016 pretax investment income, including 5 percent growth in equity portfolio dividends and 3 percent growth in interest income.

•
$62 million or 2 percent third-quarter 2016 increase in pretax net unrealized investment portfolio gains, including an $82 million increase for the equity portfolio. The total increase included the offsetting effect of $57 million of pretax net realized gains from investment portfolio security sales or called bonds during the third quarter of 2016, including $47 million from the equity portfolio.

CINF 3Q16 Release 8

Balance Sheet Highlights

(Dollars in millions except share data)	At September 30,	At December 31,
	2016	2015
Total investments	$15,642	$14,423
Total assets	20,455	18,888
Short-term debt	20	35
Long-term debt	786	786
Shareholders’ equity	7,121	6,427
Book value per share	43.24	39.20
Debt-to-total-capital ratio	10.2%	11.3%

•	$16.342 billion in consolidated cash and total investments at September 30, 2016, up 9 percent from $14.967 billion at year-end 2015.

•
$10.257 billion bond portfolio at September 30, 2016, with an average rating of A3/A. Fair value increased $119 million or 1 percent during the third quarter of 2016, including $150 million in net purchases of fixed-maturity securities.

•
$5.304 billion equity portfolio was 34 percent of total investments, including $2.135 billion in pretax net unrealized gains at September 30, 2016. Third-quarter 2016 increase in fair value of $62 million or 1 percent.

•
$4.679 billion of statutory surplus for the property casualty insurance group at September 30, 2016, up $266 million from $4.413 billion at year-end 2015, after declaring $300 million in dividends to the parent company. For the 12 months ended September 30, 2016, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2015.

•
$0.87 three-month 2016 increase in book value per share, including additions of $0.87 from net income before realized gains and $0.47 from investment portfolio realized gains and changes in unrealized gains that were partially offset by deductions of $0.48 from dividends declared to shareholders.

•
Value creation ratio of 14.0 percent for the first nine months of 2016, reflecting 6.0 percent from net income before net realized investment gains, which includes underwriting and investment income, and 8.1 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 3Q16 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2015 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 26.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance-related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

CINF 3Q16 Release 10

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 3Q16 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)			September 30,	December 31,
			2016	2015
Assets
Investments			$15,642	$14,423
Cash and cash equivalents			700	544
Premiums receivable			1,518	1,431
Reinsurance recoverable			552	542
Deferred policy acquisition costs			627	616
Other assets			1,416	1,332
Total assets			$20,455	$18,888

Liabilities
Insurance reserves			$7,632	$7,301
Unearned premiums			2,388	2,201
Deferred income tax			879	638
Long-term debt and capital lease obligations			827	821
Other liabilities			1,608	1,500
Total liabilities			13,334	12,461

Shareholders’ Equity
Common stock and paid-in capital			1,641	1,629
Retained earnings			5,016	4,762
Accumulated other comprehensive income			1,752	1,344
Treasury stock			(1,288)	(1,308)
Total shareholders' equity			7,121	6,427
Total liabilities and shareholders' equity			$20,455	$18,888

(Dollars in millions except per share data)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues
Earned premiums	$1,191	$1,127	$3,518	$3,332
Investment income, net of expenses	148	143	442	422
Realized investment gains, net	56	3	161	110
Other revenues	7	5	16	15
Total revenues	1,402	1,278	4,137	3,879

Benefits and Expenses
Insurance losses and contract holders' benefits	753	670	2,298	2,131
Underwriting, acquisition and insurance expenses	380	348	1,106	1,033
Interest expense	13	14	39	40
Other operating expenses	3	3	10	10
Total benefits and expenses	1,149	1,035	3,453	3,214

Income Before Income Taxes	253	243	684	665

Provision for Income Taxes	73	69	193	187

Net Income	$180	$174	$491	$478

Per Common Share:
Net income—basic	$1.09	$1.06	$2.98	$2.91
Net income—diluted	1.08	1.05	2.95	2.89

CINF 3Q16 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus net realized investment gains, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 3Q16 Release 13

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Value creation ratio:
End of period book value	$43.24	$38.77	$43.24	$38.77
Less beginning of period book value	42.37	39.60	39.20	40.14
Change in book value	0.87	(0.83)	4.04	(1.37)
Dividend declared to shareholders	0.48	0.46	1.44	1.38
Total value creation	$1.35	$(0.37)	$5.48	$0.01

Value creation ratio from change in book value*	2.1%	(2.1)%	10.3%	(3.4)%
Value creation ratio from dividends declared to shareholders**	1.1	1.2	3.7	3.4
Value creation ratio	3.2%	(0.9)%	14.0%	0.0%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net income	$180	$174	$491	$478
Less:
Realized investment gains, net	56	3	161	110
Income tax on realized investment gains	(19)	(1)	(56)	(39)
Realized investment gains, after-tax	37	2	105	71
Operating income	$143	$172	$386	$407

Diluted per share data:
Net income	$1.08	$1.05	$2.95	$2.89
Less:
Realized investment gains, net	0.34	0.02	0.97	0.66
Income tax on realized investment gains	(0.12)	(0.01)	(0.34)	(0.23)
Realized investment gains, after-tax	0.22	0.01	0.63	0.43
Operating income	$0.86	$1.04	$2.32	$2.46

CINF 3Q16 Release 14

Cincinnati Financial Corporation

Life Insurance Reconciliation

(Dollars in millions)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net income of the life insurance subsidiary	$10	$11	$32	$31
Realized investment gains, net	3	(1)	4	1
Income tax on realized investment gains	1	—	1	—
Operating income	8	12	29	30

Investment income, net of expenses	(40)	(38)	(117)	(112)
Investment income credited to contract holders’	23	21	67	64
Income tax on investment income and investment income credited to contract holders’	5	6	17	17
Life insurance segment (loss) profit	$(4)	$1	$(4)	$(1)

CINF 3Q16 Release 15

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended September 30, 2016
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,175	$777	$329	$48	$21
Unearned premiums change	(42)	2	(36)	—	(8)
Earned premiums	$1,133	$779	$293	$48	$13

Statutory ratios:
Combined ratio	91.9%	91.1%	101.3%	62.7%	49.4%
Contribution from catastrophe losses	4.9	3.9	8.4	0.2	0.0
Combined ratio excluding catastrophe losses	87.0%	87.2%	92.9%	62.5%	49.4%

Commission expense ratio	18.5%	18.6%	16.8%	27.3%	21.6%
Other underwriting expense ratio	12.4	14.0	10.3	3.5	8.2
Total expense ratio	30.9%	32.6%	27.1%	30.8%	29.8%

GAAP ratios:
Combined ratio	92.4%	90.8%	103.4%	61.3%	53.3%
Contribution from catastrophe losses	4.9	3.9	8.4	0.2	0.0
Prior accident years before catastrophe losses	(3.7)	(4.5)	2.1	(25.5)	(3.0)
Current accident year combined ratio before catastrophe losses	91.2%	91.4%	92.9%	86.6%	56.3%

(Dollars in millions)	Nine months ended September 30, 2016
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$3,516	$2,401	$915	$144	$56
Unearned premiums change	(173)	(91)	(51)	(8)	(23)
Earned premiums	$3,343	$2,310	$864	$136	$33

Statutory ratios:
Combined ratio	93.4%	92.7%	99.3%	70.9%	76.4%
Contribution from catastrophe losses	7.6	8.0	8.0	1.2	0.0
Combined ratio excluding catastrophe losses	85.8%	84.7%	91.3%	69.7%	76.4%

Commission expense ratio	18.2%	17.8%	17.5%	27.2%	19.6%
Other underwriting expense ratio	12.1	13.2	10.7	3.2	7.0
Total expense ratio	30.3%	31.0%	28.2%	30.4%	26.6%

GAAP ratios:
Combined ratio	94.4%	93.7%	100.4%	69.9%	81.4%
Contribution from catastrophe losses	7.6	8.0	8.0	1.2	0.0
Prior accident years before catastrophe losses	(4.4)	(5.0)	(0.1)	(19.6)	(5.7)
Current accident year combined ratio before catastrophe losses	91.2%	90.7%	92.5%	88.3%	87.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 3Q16 Release 16